Exhibit 10.18

NeuroOne, Inc.

14605 Woodhaven Road

Minnetonka, MN 55345

December 1, 2016

Mark Christianson

14301 Martin Dr.

Apt 232

Eden Prairie, MN 55344

Dear Mark Christianson:

We are pleased to offer you employment with NeuroOne, Inc., a Delaware corporation (the “Company”). The terms of your offer are as follows:

Your initial position with us will be as Vice President of Sales and Marketing. Your annualized salary will be $200,000, paid in equal bi-weekly installments in accordance with our normal payroll procedures, and you will be eligible to receive an annual bonus of up to 25% of your annualized salary, to be determined by the Company’s Board of Directors in its sole discretion. During your employment, you will be allowed to participate in the benefit programs and arrangements that we make available to our employees, including four (4) weeks paid vacation and sick leave, contributory and non-contributory welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which you are eligible under the terms of those plans. A $500.00 per month car allowance will be paid monthly for the use of a vehicle for business purposes. All other approved business expenses will be reimbursed per the company guidelines.

Your employment will be subject to the terms of the Company’s employee handbook (as amended from time to tome), which will supplement this letter agreement and is expressly incorporated by reference into this letter agreement. In addition, your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective December 1, 2016. By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the Board of Directors of the Company.

You are required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as Exhibit A.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized member of the Company’s Board of Directors. The terms of this letter agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. By signing this letter agreement you irrevocably submit to the exclusive jurisdiction of the state and federal courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this letter agreement and the transactions contemplated hereby.  BY SIGNING THIS LETTER AGREEMENT YOU ALSO WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS LETTER AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

1

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this letter agreement and the enclosed Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Sincerely,

Dave A. Rosa, CEO

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and accept this employment offer. By signing this letter agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company. Further, in consideration of my employment, I agree that, unless a shorter period of limitations applies, any claim, suit, action or other proceeding arising out of my employment or the termination of my employment, including but not limited to claims arising under state or federal civil rights statutes, must be brought or asserted by me within six (6) months of the event giving rise to the claim or be forever barred. I expressly waive any longer statute or other period of limitations to the contrary.

/s/ Mark Christianson	Dated: Dec 1, 2016
Mark Christianson

2